UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 3, 2009

                                           AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 3, 2009, American Bio Medica Corporation (the “Company”) received a letter of resignation from a Class II member of its Board of Directors, Daniel W. Kollin.  Mr. Kollin’s letter stated that his resignation was effective as of August 3, 2009. The letter did not contain any statements describing disagreements with the Company related to its operations, policies or practices, nor did any such disagreements lead to Mr. Kollin’s resignation. Mr. Kollin also served on the Company’s Compensation and Nominating Committees.

Rather than fill the vacancy left by Dr. Mr. Kollin’s resignation, the number of directors that serve on the Company’s Board of Directors was reduced from six (6) to five (5) by resolution of the Board of Directors adopted August 6, 2009. The Company’s Board of Directors continues to be comprised of a majority of independent members, with three (3) members meeting NASD’s independence requirements (as independence is defined in Rule 5605(a)(2) of the NASD listing standards as applicable and as may be modified or supplemented).

To fill the vacancies created on the Compensation and Nominating Committees created when Mr. Kollin resigned, by resolution adopted August 6, 2009, the Board of Directors appointed current independent board member Jean Neff to its Compensation & Nominating Committees. As a result of these appointments, the Company’s Compensation and Nominating Committees are comprised of three (3) members, all of which meet NASD’s independence requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: August 7, 2009	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary